                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                           Friday, July 25, 2003
                                                           7:30 A.M. CDT


                            BELO REPORTS RESULTS FOR
                               SECOND QUARTER 2003


         DALLAS - Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.34 for the second quarter of 2003. In the second quarter of 2002, Belo reported net earnings per share of $0.36, which included a credit of $0.02 per share related to the resolution of certain contingencies associated with asset sales in 2000.

         Belo's consolidated revenues for the second quarter increased about one percent with an increase of less than one percent in total operating costs and expenses. Consolidated earnings from operations increased 0.7 percent. Consolidated EBITDA (net earnings before interest, income taxes, depreciation and amortization) decreased 6.8 percent. In the second quarter of 2002, consolidated EBITDA included a $4.8 million credit in other income (expense), net related to the resolution of certain contingencies associated with asset sales in 2000.

         In the second quarter of 2003, if Belo had expensed stock options, pro forma net earnings per share would have been $0.32 compared to net earnings per share of $0.34 reported today. Pro forma net earnings per share in the second quarter of 2002 would have been $0.33 per share compared to reported net earnings per share of $0.36.

SECOND QUARTER 2003 IN REVIEW

         Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Belo's second quarter results finished better than we anticipated at the Mid-Year Media Review, as we continue to reduce expenses to match the current revenue environment. The Company achieved growth in revenue and earnings from operations in the second quarter, despite generally uneven economic and advertising conditions and the absence of significant political spending as compared to the prior year. As the third quarter gets underway, we believe there is a glimmer of


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


BELO ANNOUNCES SECOND QUARTER 2003 RESULTS
JULY 25, 2003
PAGE TWO

optimism in the marketplace overall as evidenced by stock market gains in recent weeks, the strong network upfront and continued new product introductions by advertisers."

         The Television Group overcame the impact of the uneven economy and lower political spending in the second quarter, growing total revenues 0.5 percent with a 0.3 percent increase in spot. Political revenues were $1.5 million in the second quarter of 2003 compared with $5.1 million in the second quarter of last year. Total operating costs and expenses before depreciation and amortization for the Television Group were 1.7 percent higher in the second quarter of 2003. EBITDA for the Television Group decreased 1.0 percent in the second quarter. Total operating costs and expenses were 0.1 percent less than the second quarter of last year and earnings from operations increased 1.4 percent.

         Newspaper Group advertising revenues increased 0.5 percent in the second quarter of 2003 compared with the second quarter of 2002, while total revenues increased 0.6 percent. Retail and classified revenues decreased 2.2 percent and 5.9 percent, respectively, in the second quarter. These decreases were more than offset by a 9.2 percent increase in general revenues and a 7.7 percent increase in all other advertising revenue, generated primarily from preprints and TMC. Total operating costs and expenses for the Newspaper Group were 3.3 percent higher in the second quarter of 2003 compared to the second quarter of 2002. Operating costs and expenses before depreciation and amortization were 4.0 percent higher. EBITDA for the Newspaper Group decreased
7.7 percent in the second quarter and earnings from operations decreased 8.6 percent.

         Belo Interactive's Web sites generated $6.0 million in revenue during the second quarter, compared to $4.8 million in the second quarter of 2002, an increase of 23.3 percent. Belo Interactive's EBITDA investment in the second quarter of 2003 improved to $1.5 million from $2.6 million in the second quarter of 2002. Including depreciation and amortization, the Company's investment in Belo Interactive was $2.4 million in the second quarter compared with an investment of $3.4 million in the second quarter of 2002.


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

BELO ANNOUNCES SECOND QUARTER 2003 RESULTS
JULY 25, 2003
PAGE THREE

         Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 1.8 percent in the second quarter of 2003 to $4.7 million. Total operating costs and expenses before depreciation and amortization decreased 0.7 percent over the prior year, resulting in an EBITDA investment of $145,000 in the second quarter of 2003 compared with an EBITDA investment of $262,000 in the second quarter of 2002. Total operating costs and expenses were flat in the second quarter of 2003. Including depreciation and amortization, the Company's investment in the second quarter was $789,000, an improvement of 9.0 percent from the second quarter of last year.

         Corporate's total operating costs and expenses before depreciation and amortization in the second quarter of 2003 were 18.0 percent less than the prior year, mostly due to a decrease in bonus accruals. Total operating costs and expenses, including depreciation and amortization, were 16.2 percent less in the second quarter compared with the prior year.

         Belo's total depreciation and amortization expense decreased 8.2 percent in the second quarter of 2003 compared with the second quarter of 2002.

         Other income (expense), net in the second quarter of 2003 includes a planned $2.7 million loss from Belo's equity ownership in cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio. As expected, the second quarter loss in the joint ventures was approximately $2.0 million greater than the second quarter of 2002. Other income (expense), net in the second quarter of 2002 included a $4.8 million credit related to the resolution of certain contingencies associated with asset sales in 2000.

NON-GAAP FINANCIAL MEASURES

         All references in this release to consolidated EBITDA and to its components, EBITDA on a segment basis and total operating costs and expenses before depreciation and amortization, are references to non-GAAP financial measures. A reconciliation of EBITDA to net earnings is set forth in Industry Segment Information, which is included as an exhibit to this release.


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

BELO ANNOUNCES SECOND QUARTER 2003 RESULTS
JULY 25, 2003
PAGE FOUR

THIRD QUARTER 2003 OUTLOOK

         Dunia A. Shive, Belo's executive vice president and chief financial officer, said, "As we look to the third quarter, it remains difficult to predict revenues for the Television Group much beyond the current month. While we continue to experience hesitation on the part of national advertisers, local spot pacings are beginning to solidify within the month. In July, current pacings for local and national revenues, excluding political, are up in the mid-single digits. Including political revenues, July spot revenues should be up about one percent. August pacings for spot revenues, excluding political, are up slightly. Including political revenues, August spot revenues are expected to be down in the low-to-mid single digits. We currently expect political revenues in the third quarter of 2003 to be around $2.0 million compared with $11.5 million in the third quarter of 2002.

         "Newspaper Group revenue trends in the third quarter are currently a little better than the second quarter. Retail is soft and classified employment in Dallas remains our most significant challenge. However, classified real estate and automotive look good so far in the third quarter and the general and preprints and TMC categories remain strong. We currently expect advertising revenue for the Newspaper Group to be up one to two percent in July."

         Robert W. Decherd added, "We currently expect the Company's total operating costs and expenses in the third quarter of 2003 to increase about three percent, assuming there is no newsprint price increase in the third quarter. Benefits costs in the third quarter will be significantly greater than last year, mostly due to higher pension and medical insurance costs. Newsprint expense is expected to be 10 to 12 percent higher in the third quarter. Direct compensation expense should be flat.

         "The Company's investment in Belo Interactive, including depreciation and amortization, should be around $2 million in the third quarter of 2003 compared with $3.7 million in the third quarter of 2002. Belo's total depreciation and amortization expense is expected to be flat with the third quarter of last year. Interest expense in the third quarter of 2003 should be about three


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

BELO ANNOUNCES SECOND QUARTER 2003 RESULTS
JULY 25, 2003
PAGE FIVE

percent less than the third quarter of last year as a result of lower debt levels. Other income (expense), net should be similar to the first and second quarters of 2003. The Company's effective tax rate for the third quarter should be just under 39 percent."

         Belo will update the investment community regarding its expectations for revenues, operating costs and expenses and earnings per share for the third quarter of 2003 as the quarter progresses and will provide information on operating trends in its monthly statistical reports.

ABOUT BELO

         Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,800 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 16 markets) reaching 13.7 percent of U.S. television households; owns or operates nine cable news channels; and manages one television station through a local marketing agreement. Belo publishes four daily newspapers: The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive's new media businesses include 34 Web sites, several interactive alliances, and a broad range of Internet-based products.

         FOR MORE INFORMATION, CONTACT DUNIA SHIVE, BELO'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, OR CAREY HENDRICKSON, BELO'S VICE PRESIDENT OF INVESTOR RELATIONS, AT 214-977-6606. ADDITIONAL INFORMATION, INCLUDING EARNINGS RELEASES, IS AVAILABLE ONLINE AT HTTP://www.belo.com.

         Statements in this communication concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are "forward-looking statements" as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

         Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Annual Report on Form 10-K.

CONSOLIDATED STATEMENTS OF EARNINGS
BELO

                                                                   Three months ended                Six months ended
                                                                        June 30,                         June 30,
                                                                -------------------------       -------------------------
In thousands, except per share amounts (unaudited)                2003            2002            2003            2002
--------------------------------------------------              ---------       ---------       ---------       ---------
NET OPERATING REVENUES                                          $ 369,494       $ 366,293       $ 691,895       $ 686,163

OPERATING COSTS AND EXPENSES
        Salaries, wages and employee benefits                     126,009         124,917         254,398         248,058
        Other production, distribution and operating costs         95,472          94,785         183,780         182,076
        Newsprint, ink and other supplies                          32,928          29,925          61,669          60,387
        Depreciation                                               22,616          24,450          45,803          48,769
        Amortization                                                2,119           2,484           4,206           4,126
                                                                ---------       ---------       ---------       ---------
              Total operating costs and expenses                  279,144         276,561         549,856         543,416

              Earnings from operations                             90,350          89,732         142,039         142,747

OTHER INCOME AND EXPENSE
        Interest expense                                          (23,589)        (27,121)        (47,383)        (55,408)
        Other income (expense), net(1)                             (2,442)          4,238          (4,930)          6,422
                                                                ---------       ---------       ---------       ---------
              Total other income and expense                      (26,031)        (22,883)        (52,313)        (48,986)

EARNINGS
        Earnings before income taxes                               64,319          66,849          89,726          93,761
        Income taxes                                               24,958          26,332          34,743          36,480
                                                                ---------       ---------       ---------       ---------

              Net earnings                                      $  39,361       $  40,517       $  54,983       $  57,281
                                                                =========       =========       =========       =========

NET EARNINGS PER SHARE
        Basic                                                   $     .35       $     .36       $     .49       $     .51
        Diluted                                                 $     .34       $     .36       $     .48       $     .51

AVERAGE SHARES OUTSTANDING
        Basic                                                     113,163         111,849         112,997         111,330
        Diluted                                                   114,683         114,032         114,430         113,167

CASH DIVIDENDS DECLARED PER SHARE                               $    .075       $    .075       $     .15       $     .15
                                                                =========       =========       =========       =========

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: In the second quarter of 2002, other income (expense), net includes a credit of $4,787 related to the favorable resolution of certain contingencies from properties sold in December 2002. For the six months ended June 30, 2002, other income (expense), net also includes a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and American Airlines Center.

CONSOLIDATED CONDENSED BALANCE SHEETS
BELO

                                                        June 30,      December 31,
In thousands                                              2003            2002
------------                                           ----------     ------------
ASSETS
        Current assets
              Cash and temporary cash investments      $   37,026      $   34,699
              Accounts receivable, net                    227,407         235,235
              Other current assets                         56,483          49,875
                                                       ----------      ----------
        Total current assets                              320,916         319,809

        Property, plant and equipment, net                543,820         565,114
        Intangible assets, net                          2,622,672       2,626,493
        Other assets                                      100,346         102,639
                                                       ----------      ----------

Total assets                                           $3,587,754      $3,614,055
                                                       ==========      ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
        Current  liabilities
              Accounts payable                         $   48,997      $   66,247
              Accrued expenses                             92,223          99,396
              Other current liabilities                    59,227          49,999
                                                       ----------      ----------
        Total current liabilities                         200,447         215,642

        Long-term debt                                  1,390,850       1,441,200
        Deferred income taxes                             417,346         407,734
        Other liabilities                                 112,997         136,249
        Total shareholders' equity                      1,466,114       1,413,230
                                                       ----------      ----------

Total liabilities and shareholders' equity             $3,587,754      $3,614,055
                                                       ==========      ==========


Note: Certain amounts for the prior year have been reclassified to conform to the current year presentation.

INDUSTRY SEGMENT INFORMATION
BELO
In thousands (unaudited)

                                                        Three months ended June 30, 2003
                                     -----------------------------------------------------------------------
                                        Net          Operating       Earnings      Depreciation
                                     Operating       Costs and        from             and
                                     Revenues         Expenses      Operations     Amortization     EBITDA
                                     ---------       ---------      ----------     ------------    ---------
Television Group                     $ 171,881       $ 105,288      $  66,593       $  10,415      $  77,008
Newspaper Group                        186,981         149,467         37,514          11,894         49,408
Interactive Media                        5,977           8,332         (2,355)            861         (1,494)
Other                                    4,655           5,444           (789)            644           (145)
Corporate                                   --          10,613        (10,613)            921         (9,692)
                                     ---------       ---------      ---------       ---------      ---------
        Segment Total                $ 369,494       $ 279,144      $  90,350       $  24,735        115,085
                                     =========       =========      =========       =========
Other Income (Expense), Net(1)                                                                        (2,442)
                                                                                                   ---------
Consolidated EBITDA(2)                                                                               112,643
Depreciation and Amortization                                                                        (24,735)
Interest Expense                                                                                     (23,589)
Income Taxes                                                                                         (24,958)
                                                                                                   ---------
Net Earnings                                                                                       $  39,361
                                                                                                   =========

                                                        Three months ended June 30, 2002
                                     -----------------------------------------------------------------------
                                        Net          Operating       Earnings      Depreciation
                                     Operating       Costs and        from             and
                                     Revenues         Expenses      Operations     Amortization     EBITDA
                                     ---------       ---------      ----------     ------------    ---------
Television Group                     $ 171,089       $ 105,423      $   65,666      $  12,138      $  77,804
Newspaper Group                        185,784         144,745          41,039         12,477         53,516
Interactive Media                        4,848           8,288          (3,440)           863         (2,577)
Other                                    4,572           5,439            (867)           605           (262)
Corporate                                   --          12,666         (12,666)           851        (11,815)
                                     ---------       ---------      ----------      ---------      ---------
        Segment Total                $ 366,293       $ 276,561      $   89,732      $  26,934        116,666
                                     =========       =========      ==========      =========
Other Income (Expense), Net(1)                                                                         4,238
                                                                                                   ---------
Consolidated EBITDA(2)                                                                               120,904
Depreciation and Amortization                                                                        (26,934)
Interest Expense                                                                                     (27,121)
Income Taxes                                                                                         (26,332)
                                                                                                   ---------
Net Earnings                                                                                       $  40,517
                                                                                                   =========

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). In the second quarter of 2002, other income (expense), net includes a credit of $4,787 related to the favorable resolution of certain contingencies from properties sold in December 2002.

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculation, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

INDUSTRY SEGMENT INFORMATION
BELO
In thousands (unaudited)

                                                        Six months ended June 30, 2003
                                     -----------------------------------------------------------------------
                                        Net          Operating       Earnings      Depreciation
                                     Operating       Costs and        from             and
                                     Revenues         Expenses      Operations     Amortization     EBITDA
                                     ---------       ---------      ----------     ------------    ---------
Television Group                     $ 313,443       $ 208,631      $  104,812      $  21,407      $ 126,219
Newspaper Group                        358,321         292,106          66,215         23,771         89,986
Interactive Media                       11,169          16,644          (5,475)         1,737         (3,738)
Other                                    8,962          10,637          (1,675)         1,253           (422)
Corporate                                   --          21,838         (21,838)         1,841        (19,997)
                                     ---------       ---------      ----------      ---------      ---------
        Segment Total                $ 691,895       $ 549,856      $  142,039      $  50,009        192,048
                                     =========       =========      ==========      =========
Other Income (Expense), Net(1)                                                                        (4,930)
                                                                                                   ---------
Consolidated EBITDA(2)                                                                               187,118
Depreciation and Amortization                                                                        (50,009)
Interest Expense                                                                                     (47,383)
Income Taxes                                                                                         (34,743)
                                                                                                   ---------
Net Earnings                                                                                       $  54,983
                                                                                                   =========

                                                        Six months ended June 30, 2002
                                     ----------------------------------------------------------------------
                                        Net         Operating       Earnings       Depreciation
                                     Operating      Costs and        from              and
                                     Revenues        Expenses      Operations      Amortization    EBITDA
                                     ---------      ---------      ----------      ------------   ---------
Television Group                     $ 311,703      $ 206,157      $ 105,546       $  23,881      $ 129,427
Newspaper Group                        357,254        286,613         70,641          24,360         95,001
Interactive Media                        8,842         16,089         (7,247)          1,721         (5,526)
Other                                    8,364         10,472         (2,108)          1,177           (931)
Corporate                                   --         24,085        (24,085)          1,756        (22,329)
                                     ---------      ---------      ---------       ---------      ---------
        Segment Total                $ 686,163      $ 543,416      $ 142,747       $  52,895      $ 195,642
                                     =========      =========      =========       =========
Other Income (Expense), Net(1)                                                                        6,422
                                                                                                  ---------
Consolidated EBITDA(2)                                                                              202,064
Depreciation and Amortization                                                                       (52,895)
Interest Expense                                                                                    (55,408)
Income Taxes                                                                                        (36,480)
                                                                                                  ---------
Net Earnings                                                                                      $  57,281
                                                                                                  =========

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense). For the six months ended June 30, 2002, other income (expense), net includes a credit of $4,787 related to the favorable resolution of certain contingencies from properties sold in December 2002 and a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and American Airlines Center.

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculation, EBITDA as presented may not be comparable to other similarly titled measures of other companies.